IDEX CORPORATION 3100 Sanders Road Suite 301 Northbrook, IL 60062 United States www.idexcorp.com Personal and Confidential October 19, 2023 Dear Abhishek, We are pleased to offer you the position of Senior Vice President and Chief Financial Officer, effective no later than November 27, 2023, for IDEX Corporation (IDEX or the Company), based in Northbrook, IL, and reporting directly to me.. The following terms apply to this offer: • Your annual base salary will be Five Hundred Seventy-Five Thousand Dollars and Zero Cents ($575,000.00), payable on a biweekly basis. You will be eligible for a review of your salary with consideration for an increase in March 2024. While we hope that you have a long and mutually beneficial relationship, your employment is considered "at will" and will not be for any fixed term or definite period and may be terminated by you or IDEX at any time. • You will be eligible for participation in our Management Incentive Compensation Plan (MICP), as established each fiscal year, which provides annual incentive earnings opportunity based on Company and personal performance. Your MICP target level of incentive compensation will be seventy-five percent (75%) of your annual base pay. You will be first eligible for MICP in 2024. The actual pay-out under the plan could be more or less than the target level and will depend on IDEX's performance and your performance. Attached is a copy of the current MICP Compensation Programs Booklet.. • You will be eligible to receive a Company car allowance of One Thousand Five Hundred Dollars and Zero Cents ($1,500.00) per month, paid on a bi-weekly basis. • You will be eligible for the full range of benefits, including: the IDEX 401(k) Savings Plan, medical and dental coverage, short-term and voluntary long-term disability coverage, and life insurance. Summaries of these benefit plans are attached. • You will be eligible to participate in the Executive Medical Physical Program IDEX has partnered with the Center for Partnership Medicine at Northwestern Memorial Hospital to provide you with the opportunity to have a full medical examination on an annual basis. The cost of the examination will be paid by IDEX. • You will be eligible to enroll in the Executive Long-Term Disability program, which provides additional income in the case of total and permanent disability. This program is fully paid by IDEX. You will be issued an Individual policy that provides additional benefits beyond the voluntary Group LTD plan that is in place for employees. • Based upon your position, you are eligible to participate in the IDEX Corporation Supplemental Executive Retirement and Deferred Compensation Plan. The purpose of the plan is to provide non- qualified retirement compensation benefits above IRS limits and to provide participants with the ability to defer other amounts of compensation. You will also be eligible for the Supplemental Retirement Contribution portion of the SERP. EX-10.30

• Subject to approval from our Board of Directors, you will be eligible for equity grants beginning with the 2024 annual grant and anticipated to be in the form of performance stock units and stock options under the IDEX Incentive Award Plan (IAP) at our annual grant as established each fiscal year. The grant value for your position is currently targeted at One Million Three Hundred Thousand Dollars ($1,300,000). Your actual award in any year is dependent upon current program design and your performance. This plan is designed to provide an incentive and reward to key employees who are in a position to make substantial contributions to the success of IDEX. • Upon hire, you will be granted an equity award valued at Two Million Dollars ($2,000,000). This amount will be split 50% in restricted stock shares and 50%in stock options. The number of shares as well as the option price at which the option awards are granted will be the closing price of IDEX common stock on the grant date. Your options may be exercised after they become vested, and for a period of up to ten years from the date they were awarded. Options vest at the rate of 25% per year. Your restricted stock shares will vest 100% on the third anniversary from the grant date. Unvested restricted stock shares are eligible to receive dividend equivalent payments. Each award will be governed by the terms included in each award agreement. • You will receive a cash sign-on bonus of Three Hundred Thousand Dollars and Zero Cents ($300,000.00),less deductions and withholdings as required, to be paid within 30 days of your date of hire. If you voluntarily leave or are terminated "for cause• within 12 months of your start date, then you will owe the Company 100% of this amount. • In the event of a "Change in Control", as defined in the Amended and Restated IDEX Corporation Supplemental Executive Retirement Plan, that results in your termination from service within twenty-four (24) months of the Change in Control, the Company shall be obligated to pay your base salary at the rate then in effect and your then current target annual bonus (MICP or equivalent pay) for a minimum of twenty-four (24) months following the date of termination (for a total payment of two (2) times both base salary and target annual bonus). This payment shall not be applicable in the event of your voluntary termination. • If, in the future, your employment with IDEX is terminated without cause ("cause" defined as willful misconduct or fraudulent behavior), IDEX will pay you twelve (12) months base salary at the then current monthly base rate plus your targeted annual incentive bonus in exchange for you signing, and not revoking, an !DEX-standard Severance & General Release Agreement. These payments are subject to tax withholdings and deductions. Such benefit will not be applicable in the event of your voluntary termination IDEX does require agreement to a Confidential Information, Work Product and Restrictive Covenant Agreement. Please sign and return the signed copy, keeping a second copy for your file. This offer of employment is subject to your satisfactory completion of a drug and alcohol abuse screening test, to be scheduled at a qualified laboratory, and a background screening. Please indicate your acceptance of this offer by signing on the line provided below and return a signed copy tome. Abhi, we have discussed the importance of this role. We are confident that your leadership skills and experience can make a significant contribution to the continued success of the company, and that this position will be a positive professional step for you.

Sincerely, Eric D. Ashleman Chief Executive Officer and President *************************************************************************************************************** Acceptance of Employment Offer Date Abhishek Khandelwal Attachments: • Confidential Information, Work Product and Restrictive Covenant Agreement • Benefit Highlights Brochure • MICP Compensation Programs Booklet • SERP Overview Booklet